                                                June 18, 2001

Werner Heid
2390 King Arthur Court
La Jolla, CA  92037

Dear Werner:

     On behalf of the Board of Directors of Iomega Corporation ("Iomega"), I am pleased to offer you the position of President and Chief Executive Officer of Iomega ("CEO") reporting to the Board of Directors.  As CEO, you will be responsible for Iomega's strategic and operational leadership and will devote your entire business time, attention and energies to the business and interests of Iomega.  We would like you to join us as soon as possible.

     The following sets forth the terms and conditions of your employment.

Base Salary

     Your base salary for the balance of 2001 and for calendar year 2002 will be at the rate of $475,000 per year, payable in monthly installments, subject to withholding taxes and other normal deductions and Iomega's standard payroll policies.

Annual Incentive

     Your targeted incentive award will be equal to 100% of your annual base salary for the balance of 2001 and for the calendar year 2002, prorated over the period of your actual employment during each year.  You will be paid at this rate for the balance of 2001 and for the calendar year 2002 and payments will be made monthly.  In future years, incentive awards will be based on goals and performance criteria determined by mutual agreement of you and the Board of Directors and may vary from 0% to 200% of your then annual base salary.

     Our normal practice is to determine and pay annual incentive awards in cash by mid-March following the close of the fiscal year on December 31st.

Option Loss Payment

     In consideration of your loss of potential gain from your stock options with your current employer,
Iomega will pay you the sum of $200,000 upon your commencement of employment.

Long Term Incentives

     You will be granted options to purchase an aggregate of 1,000,000 shares of Iomega common stock with an exercise price equal to the Fair Market Value per share on the date of grant.  Fair Market Value means the average of the high and low New York Stock Exchange price on the day preceding the day on which the option or options are granted.  The date(s) of grant of such option(s) shall be determined mutually by you and the Chairman of Iomega's Board of Directors.  Each option shall be exercisable and the shares subject thereto (the "Option
Shares") shall vest as follows:  33% of the Option Shares on the date of grant and an additional 16.75% of the
Option Shares on each of the first, second, third and fourth anniversaries of the date of your commencement of employment with Iomega.  Each option will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation, and non-competition.

Benefits

     Iomega provides a comprehensive program of employee benefits, including:

        o   Medical expense protection, including hospitalization, major medical and dental coverage;

        o   401(k) retirement savings plan;

        o   Vacation and Holidays;

        o   Participation in the Executive Life Insurance Program at two times annual base salary, subject to medical underwriting;

        o   Participation in the Executive Long Term Disability Program;

        o   Participation in the Executive Tax Planning Services provided by Price Waterhouse.

Termination Payment

     Your employment with the Company is on an "at will" basis, which means that either you or Iomega may terminate the employment relationship at any time for any reason or for no reason and with or without advanced notice.  However, if the Company terminates your employment without "cause", the Company will:

       o    Continue to pay you your then base salary (prorated and payable monthly) for a period of 12 months following the date of your termination;

       o    Pay you your target incentive award for the year in which such termination occurs (which amount shall be paid on a prorated basis during a period of 12 months following the date of your termination); and

       o    Continue to provide you the benefits described above until the earlier of (i) 12 months following the date of your termination and (ii) the date that you commence a new employment relationship;

provided, however, that if you become employed or otherwise engage in gainful employment during the 12 month period following your termination, fifty percent (50%) of the amount that you obtain from such other employment will be applied against and reduce the post-employment termination payments payable by Iomega; provided, however, that notwithstanding the application of such mitigation payments, Iomega shall be obligated to pay you a minimum of six months of your then base salary and 50% of your target incentive award.

     For purposes of this agreement, "cause" for termination shall be deemed to exist upon (a) a good faith finding by Iomega's Board of Directors of (i) your failure to perform your assigned duties for Iomega, after written notice furnished to you by Iomega of such failure and your failure or inability to remedy the same within
30 days after such notice, or (ii) your dishonesty, gross negligence or misconduct, or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

Mitigation

     You agree that if you are terminated without cause, you will engage in diligent and reasonable efforts to seek other employment so as to mitigate, in part, the amount of payments which Iomega is required to pay you, as set forth under "Termination Payment" above.

Other Agreements

     You agree that your service as a director of Iomega will automatically terminate, without any further action by you or Iomega, upon the date that you cease to be the CEO of Iomega, unless the Board of Directors and you otherwise agree.

     As a condition of your employment, you will be required to sign and deliver Iomega's standard form of agreement regarding confidentiality, non-competition and non-solicitation and to produce proof of your eligibility under federal immigrations laws to work in the United States.  In addition, Iomega will offer you the opportunity to enter into Iomega's standard form of Executive Retention Agreement for its executive officers, which provides certain rights and benefits in the event of a change in control of Iomega.

     The start of your employment is contingent upon your acceptance of this offer and the terms and conditions described in this letter.  Additionally, it is Iomega's policy that all employees successfully pass a drug screen at an Iomega approved facility prior to beginning employment.  The actual test date is at Iomega's discretion.

     You represent that you are not bound by the terms of any employment contract, restrictive covenant or other agreement or restriction preventing you from accepting employment with or carrying out your responsibilities for Iomega as contemplated.

     This letter and the related agreements shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule, and supersede any prior understandings or agreements, whether oral or written, between you and Iomega.  This letter may not be amended or modified except by an express written agreement signed by you and an authorized officer of Iomega.

     We are looking forward to your joining Iomega.  If this letter correctly sets forth the terms under which you will be employed by Iomega, please sign the enclosed duplicate original copy of this letter and return it to me, whereupon this letter shall constitute a binding agreement between you and Iomega with respect to the subject matter set forth herein.  The date you sign this agreement, as set forth below, will constitute your employment commencement date.

                                                     IOMEGA CORPORATION

                                                     By:         /s/ David J. Dunn
                                                     --------------------------------------
                                                                 David J. Dunn, Chairman

Accepted and Agreed this
18th day of June, 2001

   /s/ Werner T. Heid
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   Werner T. Heid